Exhibit 2.2

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "INNOVEGA INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF SEPTEMBER, A.D. 2017, AT 3:56 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4565223 8100
SR# 20176126748

Authentication: 203221235
Date: 09-13-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INNOVEGA INC.

Innovega Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Innovega Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 23, 2008.

2. This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3. ARTICLE IV of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 23,498,815, consisting of 20,000,000 shares of Common Stock $0.0001 par value per share (the “Common Stock”), and 3,498,815 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The first Series of Preferred Stock shall be designated “Series Seed Preferred Stock” and shall consist of 3,498,815 shares.”

IN WITNESS WHEREOF, lnnovega Inc., has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by Stephen Willey, a duly authorized officer of the Corporation, on September 8, 2017.

/s/ Stephen Willey
Stephen Willey
Chief Executive Officer